Exhibit 23.1

Consent of the Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-128227) on Form S-8 of SpectraScience, Inc. of our report dated March 30, 2012, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of SpectraScience, Inc. for the year ended December 31, 2011.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa

March 30, 2012